Exhibit 99.1

Argos North America Corp. and Subsidiaries

Consolidated and Combined Financial Statements

As of and for the years ended December 31, 2023, 2022, and 2021

INDEX TO FINANCIAL STATEMENTS

Consolidated and combined financial statements

Independent Auditors’ Report	2

Consolidated and combined statements of operations for the years ended December 31, 2023, 2022, and 2021	4

Consolidated and combined statements of comprehensive income for the years ended December 31, 2023, 2022, and 2021	5

Consolidated balance sheets as of December 31, 2023 and 2022	6

Consolidated and combined statements of cash flows for the years ended December 31, 2023, 2022, and 2021	7

Consolidated and combined statements of equity for the years ended December 31, 2023, 2022, and 2021	8

Notes to consolidated and combined financial statements	9

Independent Auditors’ Report

To the Stockholders and Board of Directors

Argos North America Corp.:

Opinion

We have audited the consolidated and combined financial statements of Argos North America Corp. and its subsidiaries (the Company), which comprise the consolidated balance sheets as of December 31, 2023 and 2022, and the related consolidated and combined statements of operations, comprehensive income, cash flows, and equity for each of the years in the three-year period ended December 31, 2023, and the related notes to the consolidated and combined financial statements.

In our opinion, the accompanying consolidated and combined financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2023 in accordance with U.S. generally accepted accounting principles.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditors’ Responsibilities for the Audit of the Consolidated and Combined Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Consolidated and Combined Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated and combined financial statements in accordance with U.S. generally accepted accounting principles, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated and combined financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated and combined financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date that the consolidated and combined financial statements are issued.

Auditors’ Responsibilities for the Audit of the Consolidated and Combined Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated and combined financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditors’ report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated and combined financial statements.

In performing an audit in accordance with GAAS, we:

●	Exercise professional judgment and maintain professional skepticism throughout the audit.

●	Identify and assess the risks of material misstatement of the consolidated and combined financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated and combined financial statements.

●	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

●	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated and combined financial statements.

●	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

/s/ KPMG LLP

Atlanta, Georgia

February 29, 2024

Argos North America Corp.
Consolidated and combined statements of operations
(In millions)

	For the years ended December 31,
	2023	2022	2021
Revenues	$1,708.6	$1,565.4	$1,446.7
Cost of goods sold	1,344.9	1,343.2	1,225.6
Gross profit	363.7	222.2	221.1
Operating expenses:
Selling, general and administrative expenses	168.9	145.2	119.1
Operating income	194.8	77.0	102.0
Other income, net	(4.1)	(12.0)	(7.4)
Net gain on disposals	(6.4)	(23.3)	(48.8)
Interest expense, net	33.2	33.6	36.3
Income before income taxes	172.1	78.7	121.9
Income tax expense	44.2	27.4	43.0
Net income	$127.9	$51.3	$78.9

The accompanying notes are an integral part of these consolidated and combined financial statements.

Argos North America Corp.
Consolidated and combined statements of comprehensive income
(In millions)

	For the years ended December 31,
	2023	2022	2021
Comprehensive income:
Net income	$127.9	$51.3	$78.9
Pension and other postretirement benefit activity, net of tax (1)	0.2	0.8	2.4
Derivative cash flow hedges, net of tax (2)	(5.0)	13.9	9.0
Total other comprehensive (loss) income, net of tax	(4.8)	14.7	11.4
Total comprehensive income	$123.1	$66.0	$90.3

(1)	Amount is net of tax (benefit) expense of $0.8 million for the years ended December 31, 2022, and 2021, respectively. The tax impact for the year ended December 31, 2023 was immaterial.

(2)	Amount is net of tax (benefit) expense of $(1.0) million, $4.5 million, and $3.0 million for the years ended December 31, 2023, 2022, and 2021, respectively.

The accompanying notes are an integral part of these consolidated and combined financial statements.

Argos North America Corp.

Consolidated balance sheets

(In millions, except share and per share data)

	As of December 31,
	2023	2022
Assets
Current Assets:
Cash and cash equivalents	$83.2	$47.8
Trade accounts receivable, net	186.0	185.0
Inventories	138.1	147.0
Prepaid expenses and other current assets	32.1	27.3
Total current assets	439.4	407.1
Property, plant and equipment, net of accumulated depreciation and depletion of $870.6 million and $811.2 million as of December 31, 2023 and 2022, respectively	1,704.6	1,687.7
Goodwill	178.2	178.2
Intangible assets, net of accumulated amortization of $131.5 million and $128.2 million as of December 31, 2023 and 2022, respectively	16.8	20.1
Right-of-use assets	77.2	86.9
Other non-current assets	-	6.1
Total Assets	$2,416.2	$2,386.1
Liabilities and Equity
Current Liabilities:
Trade accounts payable	$122.2	$128.0
Payables due to affiliates, net	7.2	55.0
Accrued expenses and other current liabilities	65.7	49.1
Current portion of lease liabilities	14.0	15.1
Current portion of third-party debt	-	1.6
Total current liabilities	209.1	248.8
Deferred income tax liabilities	80.2	42.2
Long-term third-party debt, net of current portion	405.2	485.1
Long-term related-party debt, net of current portion	248.9	250.9
Non-current portion of lease liabilities	82.7	92.1
Other non-current liabilities	35.5	35.5
Total Liabilities	1,061.6	1,154.6
Commitments and contingencies (Note 12)
Equity:
Common stock, $1.00 par value; authorized, 75,000 shares; 52,403 shares issued as of December 31, 2023 and 2022	0.1	0.1
Additional paid-in capital	1,528.1	1,528.1
Accumulated deficit	(177.0)	(304.9)
Accumulated other comprehensive income, net of tax	3.4	8.2
Total Equity	1,354.6	1,231.5
Total Liabilities and Equity	$2,416.2	$2,386.1

The accompanying notes are an integral part of these consolidated and combined financial statements.

Argos North America Corp.
Consolidated and combined statements of cash flows
(In millions)

	For the years ended December 31,
	2023	2022	2021
Operating Activities:
Net income	$127.9	$51.3	$78.9
Adjustments to reconcile Net income to cash provided by operating activities:
Depreciation, depletion and amortization	104.6	105.2	119.5
Deferred income taxes	39.0	25.5	41.4
Share-based compensation expense (benefit)	0.2	(0.5)	0.3
Pension and postretirement	(0.2)	(0.2)	0.4
Net gain on disposal of business	-	(22.0)	(49.1)
Net (gain) loss on disposal of leases and property, plant and equipment	(6.4)	(1.3)	0.3
Provision for credit losses	1.8	1.6	0.7
Loss on debt extinguishment	0.4	0.8	-
Amortization of debt issuance costs	1.1	2.1	3.6
Amortization of proceeds from terminated cash flow hedges	(7.4)	-	-
Proceeds from insurance	(1.3)	(2.1)	(0.2)
Changes in assets and liabilities, net of disposals:
Trade accounts receivable, net	(2.8)	(2.2)	(26.1)
Inventories, net	6.6	(28.9)	(12.7)
Prepaid expenses and other current assets	(4.8)	(15.0)	(3.3)
Trade accounts payable	(5.8)	28.7	0.1
Payables due to affiliates, net	(47.8)	(14.2)	-
Accrued expenses and other current liabilities	16.6	(6.7)	(22.8)
Right-of-use assets and liabilities	(1.1)	(0.5)	(0.5)
Other assets and liabilities	0.8	6.7	(7.5)
Net cash provided by operating activities	221.4	128.3	123.0
Investing Activities:
Purchases of property, plant and equipment	(122.0)	(90.9)	(53.8)
Proceeds from sale of property, plant and equipment	17.6	5.4	6.6
Proceeds from sale of businesses	-	90.2	175.8
Proceeds from insurance	1.3	2.1	0.2
Other, net	-	0.2	-
Net cash (used in) provided by investing activities	(103.1)	7.0	128.8
Financing Activities:
Principal payments on finance leases	(4.9)	(5.4)	(6.1)
Proceeds from loans	-	165.5	250.9
Proceeds from terminated cash flow hedges	6.9	-	-
Debt repayment	(84.9)	(280.9)	(506.9)
Debt issuance costs	-	(4.6)	(1.1)
Transfers from Parent, net	-	19.2	12.0
Net cash used in financing activities	(82.9)	(106.2)	(251.2)
Net increase in cash and cash equivalents	35.4	29.1	0.6
Cash and cash equivalents at beginning of period	47.8	18.7	18.1
Cash and cash equivalents at end of period	$83.2	$47.8	$18.7

The accompanying notes are an integral part of these consolidated and combined financial statements.

Argos North America Corp.

Consolidated and combined statements of equity

(In millions, except share data)

	Common Stock		Additional	Accumulated	Net parent	Accumulated other comprehensive (loss) income, net of	Total
	Shares	Amount	paid-in capital	deficit	investment	tax	equity
Balance as of January 1, 2021	-	$-	$-	$-	$1,120.6	$(17.9)	$1,102.7
Net income	-	-	-	-	78.9	-	78.9
Pension and other postretirement benefit, net of tax	-	-	-	-	-	2.4	2.4
Derivative cash flow hedges, net of tax	-	-	-	-	-	9.0	9.0
Net transfers from Parent	-	-	-	-	10.9	-	10.9
Balance as of December 31, 2021	-	$-	$-	$-	$1,210.4	$(6.5)	$1,203.9
Net income	-	-	-	47.1	4.2	-	51.3
Pension and other postretirement benefit, net of tax	-	-	-	-	-	0.8	0.8
Derivative cash flow hedges, net of tax	-	-	-	-	-	13.9	13.9
Net transfers (to) from Parent	-	-	(48.2)	-	9.8	-	(38.4)
Restructuring transfers from Parent	52,403	0.1	1,576.3	(352.0)	(1,224.4)	-	-
Balance as of December 31, 2022	52,403	$0.1	$1,528.1	$(304.9)	$-	$8.2	$1,231.5
Net income	-	-	-	127.9	-	-	127.9
Pension and other postretirement benefit, net of tax	-	-	-	-	-	0.2	0.2
Derivative cash flow hedges, net of tax	-	-	-	-	-	(5.0)	(5.0)
Balance as of December 31, 2023	52,403	$0.1	$1,528.1	$(177.0)	$-	$3.4	$1,354.6

The accompanying notes are an integral part of these consolidated and combined financial statements.

Argos North America Corp.
Notes to consolidated and combined financial statements

Note 1. Organization and basis of presentation

Organization

On December 7, 2021, Cementos Argos S.A. (“Cementos Argos” or the “Parent”) announced its intent to separate its U.S. operations and create a stand-alone publicly traded company (the “potential equity Offering”). Argos North America Corp. and subsidiaries, together with Argos Ports (Wilmington) LLC, and American Cement Terminals LLC, represent the combined U.S. based entities, Argos North America Corp. (“Argos North America Corp.”, the “Company”, “we”, “us” or “our”). Argos North America Corp., a business of Cementos Argos, is a leading provider of cement and ready-mix concrete products. The Company offers various types of Portland, slag, mortar, and masonry cement, as well as drain, palleted, topgreen, and mass ready-mix concrete serving clients across the East and Gulf Coast regions of the United States (“U.S.”). On April 29, 2022, the Company obtained an equity ownership in American Cement Terminals LLC and its wholly-owned subsidiary Argos Ports (Wilmington) LLC, and subsequently merged these entities into Argos USA LLC, a wholly-owned subsidiary of the Company (the “Reorganization”).

On September 7, 2023, the Company announced that it had entered into a definitive agreement with Summit Materials, Inc. (“Summit”) under which Summit would combine with Argos North America Corp., the U.S. operations of Cementos Argos, in a cash and stock transaction valued at approximately $3.2 billion (“Summit Transaction”). Cementos Argos will own approximately 31% of the combined company on a fully diluted basis upon closing of the Summit Transaction. The Company has expensed $14.7 million for the year ended December 31, 2023 in connection with this Summit Transaction. On January 12, 2024, Summit successfully completed the combination with Argos North America Corp.

The Company operates under two reportable segments, cement and ready-mix concrete, based upon the information used by the chief operating decision maker (“CODM”), the Company’s Chief Executive Officer, in evaluating the performance of the business and allocating resources and capital. The cement segment offers bulk and packaged cement products, including a variety of Portland cements, blended cements and masonry cements, as well as supplementary cementitious materials like slag cement and fly ash. The ready-mix concrete segment produces standard concrete mixes, in addition to specialty mixes and custom concrete mixes for a variety of projects, including commercial, residential, and civil/highway projects.

The Company has a workforce of approximately 2,300 employees as of December 31, 2023.

Basis of presentation

The Company has historically operated as an indirect controlled subsidiary of Cementos Argos and historically reported its results as part of Cementos Argos’ U.S. reportable segment. The Company has not historically operated as a stand-alone entity. As a result, separate financial statements have not historically been prepared for the Company. Prior to the Reorganization on April 29, 2022, the Company’s financial statements were prepared on a combined basis. For the period subsequent to April 29, 2022, the Company’s financial statements were prepared on a consolidated basis. The consolidated and combined financial statements have been derived from the historical accounting records of Cementos Argos as of December 31, 2023 and 2022 and for the years ended December 31, 2023, 2022, and 2021.

The consolidated and combined financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”). The historical results of operations, financial position and cash flows of the Company presented in these consolidated and combined financial statements may not be indicative of what they would have been had the Company been an independent stand-alone entity, nor are they necessarily indicative of the Company’s future results of operations, financial position and cash flows.

The consolidated and combined financial statements include all revenues and costs directly attributable to the Company and an allocation of expenses related to certain affiliate corporate functions. Affiliates provide general corporate functional services to the Company such as human resources, finance and accounting, information technology, research and development, marketing, legal, and technical innovation. Expenses have been allocated to the Company based on direct usage or benefit where specifically identifiable, with the remainder allocated primarily pro rata based on an applicable measure of revenues, user surveys, or other relevant measures. The management of the Company considers these allocations to be a reasonable reflection of the utilization of services or the benefit received. However, the allocations may not be indicative of the actual expenses that the Company would have incurred had it operated historically as an independent, stand-alone entity, nor are they indicative of the Company’s future expenses. Refer to Note 15. Related party.

Argos North America Corp.

Notes to consolidated and combined financial statements

The consolidated and combined financial statements include assets and liabilities specifically identifiable and attributable to the Company including certain assets and liabilities that are held by affiliates. All intercompany transactions and balances within the Company have been eliminated. Transactions between the Company and affiliates have been included in these consolidated and combined financial statements. Balances between the Company and affiliates that were not historically settled in cash are included within the consolidated and combined financial statements as Net parent investment prior to the Reorganization and as Additional paid-in capital subsequent to the Reorganization. Net parent investment represents the affiliates’ interest in the recorded assets of the Company and represents the cumulative investment by affiliates in the Company prior to the Reorganization, inclusive of operating results. Balances between the Company and affiliates that are required to be settled in cash are included within the consolidated and combined financial statements as Receivables due from affiliates and Payables due to affiliates. Refer to Note 15. Related party.

The net effect of expenses and cash settlement of intercompany transactions requiring cash settlement is reflected on the consolidated and combined statements of cash flows as an operating activity. The amounts due under certain executed agreements that are now required to be cash settled in future periods, which were previously reflected as Net parent investment or Additional paid-in capital on the consolidated and combined balance sheets and as financing activities on the consolidated and combined statements of cash flows, are currently presented as Receivables due from affiliates and Payables due to affiliates on the consolidated balance sheets and as non-cash operating activities on the consolidated and combined statements of cash flows. The settlement of the remaining intercompany transactions is reflected on the consolidated and combined statements of cash flows as a financing activity and on the consolidated balance sheets as Additional paid-in capital. Refer to Note 15. Related party.

In connection with the potential equity Offering, the Company has expensed $3.8 million and $11.3 million of transaction costs for the years ended December 31, 2023 and 2022, respectively, recorded within Selling, general and administrative expenses on the consolidated and combined statements of operations. Additionally, the Company has capitalized $21.0 million and $16.7 million of transaction costs as of December 31, 2023 and 2022, respectively, recorded within Prepaid expenses and other current assets on the consolidated balance sheets. Collectively, these costs are primarily related to accounting and other professional service fees, special bonuses to employees, and certain other transaction-related costs. Concurrent with the closing of the Summit Transaction on January 12, 2024, all capitalized costs related to the potential equity Offering were expensed.

Earnings per share information has not been presented for the years ended December 31, 2023, 2022, and 2021 as the information would not be meaningful to the users based on the Company’s ownership structure as of the date of these consolidated and combined financial statements.

Certain prior year amounts have been reclassified to conform to current year presentation.

Note 2. Summary of significant accounting policies

Principles of consolidation and combination

The accompanying consolidated and combined financial statements include the accounts of the Company and its direct and indirect subsidiaries prior to the Reorganization and majority or wholly owned subsidiaries subsequent to the Reorganization. All significant intercompany accounts and transactions within the Company have been eliminated in combination prior to the Reorganization and consolidation subsequent to the Reorganization.

Argos North America Corp.

Notes to consolidated and combined financial statements

Use of estimates

The preparation of the accompanying consolidated and combined financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported on the consolidated and combined financial statements and accompanying notes. These estimates and their underlying assumptions form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other objective sources. The Company bases its estimates on historical experience and on assumptions that are believed to be reasonable under the circumstances and revises its estimates, as appropriate, when events or changes in circumstances indicate that revisions may be necessary.

Significant accounting estimates reflected in the Company’s consolidated and combined financial statements include the allowance for credit losses; inventory excess and obsolescence reserves; contingent liabilities; tax valuation allowances; liabilities for unrecognized tax benefits; impairment reviews for property and equipment, goodwill and other intangible assets; and allocation of general corporate expenses. Although these estimates are based on management’s knowledge of, and experience with, past and current events and on management’s assumptions about future events, it is at least reasonably possible that they may ultimately differ materially from actual results.

The years ended December 31, 2023, 2022, and 2021 were characterized by heightened uncertainty and disruption in the global economy and financial markets due to the wars in Ukraine and the Middle East, rising interest rates, global inflation and/or COVID-19 pandemic, which impacted the level of judgment used in estimates and assumptions made by management. As future events and their effects, including the impact of the wars in Ukraine and the Middle East, rising interest rates, global inflation, COVID-19 pandemic and the related responses, cannot be determined with precision, actual results could differ from estimates and the difference may be material to the consolidated and combined financial statements.

Cash and cash equivalents

Cash and cash equivalents comprise short-term, highly liquid investments with original maturities of three months or less at the time of purchase and restricted cash, representing deposits held by the Company’s captive insurance company that are required to remain in the captive insurance company as cash. From time to time, the Company invests in money market funds and includes the interest income generated from these investments within Interest expense, net on the consolidated and combined statements of operations. For the years ended December 31, 2023 and 2022, the Company earned $3.5 million and $0.4 million, respectively, in interest income. For the year ended December 31, 2021, interest income was not significant.

Accounts receivable and allowance for credit losses

The Company’s customers are primarily builders, resellers, and paving companies within the United States, and no individual customer represented at least 10% of the Company’s revenues during any of the fiscal years presented. Trade accounts receivable are recorded at the net value, including an allowance for credit losses that are not expected to be recovered. The net amount of accounts receivable and corresponding allowance for credit losses are presented together on the consolidated balance sheets as Trade accounts receivable, net. The Company recognizes the allowance for credit losses at inception and reassesses quarterly based on management’s expectation of the asset’s collectability. The allowance is based on multiple factors including historical experience with bad debts, the credit quality of the customer base, the aging of such receivables and current macroeconomic conditions, such as the current rising interest rate environment, and inflationary pressure, as well as management’s expectations of conditions in the future, if applicable. The Company’s allowance for credit losses is based on management’s assessment of the collectability of assets pooled together with similar risk characteristics. The Company regularly performs ongoing credit evaluations of its customers’ financial condition. Any balances that are eventually deemed uncollectible are written off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. Refer to Note 3. Trade accounts receivable, net for further discussion.

Bad debt expense for the years ended December 31, 2023, 2022, and 2021 was $1.8 million, $1.6 million, and $0.7 million, respectively. The Company has no significant credit risk concentration among its customer base.

Argos North America Corp.

Notes to consolidated and combined financial statements

Uncommitted receivables purchase agreement

On November 20, 2018, the Company entered into an uncommitted receivables purchase agreement (the “factoring program”) with BNP Paribas whereby a certain defined pool of the U.S. trade receivables is sold on a revolving basis to BNP Paribas in exchange for cash. The factoring program provides the Company with an additional source of liquidity. Under the terms of the uncommitted receivables purchase agreement, the Company acts as the collecting agent on behalf of BNP Paribas to collect amounts due from its customers for the receivables sold. The Company accounts for the transfer of receivables as a true sale at the point control was transferred through derecognition of the receivables on the consolidated balance sheets. Receivables sold under the factoring program totaled $92.6 million for the year ended December 31, 2021. The Company has not utilized the factoring program since September 2021, and the factoring program was concluded in 2022. The proceeds from the sales of receivables are included in cash from operating activities on the consolidated and combined statements of cash flows.

Inventories

Inventories, consisting of finished goods, work in progress, raw materials, and spare parts, are stated at the lower of cost or net realizable value. Inventory cost is determined on a weighted-average cost method basis. In determining the net realizable value, the Company considers factors such as deterioration, obsolescence, expected future demand and past experience.

Property, plant and equipment and definite-lived intangible assets

Property, plant and equipment are stated at cost less accumulated depreciation. Significant improvements are capitalized, while maintenance and repair expenditures are charged to operations as incurred. The Company capitalizes interest cost as a component of construction in progress. The straight-line method of depreciation is used for substantially all of the assets for financial reporting purposes, except for mining-related equipment which uses units-of-production method. Property, plant and equipment are depreciated over their useful lives, which are based on management's estimates of the period that the assets can generate revenue. Depreciation and depletion expenses are recorded in Cost of goods sold and Selling, general and administrative expenses.

The estimated useful lives of the related assets are as follows:

Buildings and construction	40 to 50 years
Aqueduct, plants, networks and communication channels	20 to 40 years
Machinery and equipment	10 to 30 years
Office equipment and furniture, computers and communications	3 to 10 years
Transportation equipment	3 to 16 years
Mines, quarries and deposits	2 to 28 years

Property, plant and equipment are reviewed for impairment whenever facts and circumstances indicate that the carrying amount of an asset group may not be recoverable. An impairment loss is recognized if expected future undiscounted cash flows over the estimated remaining service life of the related asset group are less than the asset group’s carrying value.

The Company’s definite-lived intangible assets consist of customer lists, software and licenses, and brands. Definite-lived intangible assets are amortized on a straight-line basis over their respective estimated useful lives to the estimated residual values.

Argos North America Corp.

Notes to consolidated and combined financial statements

The Company reviews definite-lived intangible assets for impairment whenever events or changes in business circumstances indicate that the carrying amount of the definite-lived intangible assets may not be fully recoverable. Such events and changes may include significant changes in performance relative to expected operating results, significant changes in asset use, significant negative industry or economic trends and changes in the Company’s business strategy. An impairment loss is recognized when estimated undiscounted future cash flows expected to result from the use of the asset and its eventual disposition are less than its carrying amount. The Company did not report any definite-lived intangible asset impairment for the years ended December 31, 2023, 2022, and 2021.

Environmental matters and asset retirement obligations

The Company recognizes asset retirement obligations (“AROs”) related to its mining, cement and ready-mix concrete plant operations. AROs are legal obligations associated with the retirement of long-lived assets resulting from the acquisition, construction, development and/or normal use of the underlying assets, such as legal obligations for land reclamation. The liability for the ARO is recognized at its estimated fair value in the period incurred and accretion of the liability is recorded through charges to Cost of goods sold. The associated asset retirement costs are capitalized and depreciated as part of the carrying amount over the estimated useful life of the underlying long-lived asset. The Company recognizes a gain or loss on settlement if the ARO is settled for an amount other than the carrying amount of the liability.

Goodwill

Goodwill represents the excess purchase price paid for acquired businesses over the estimated fair value of identifiable assets and liabilities. Goodwill is not amortized, but instead assessed annually for impairment as of October 1 or more frequently if events or circumstances indicate that there may be impairment.

The Company’s test for goodwill impairment starts with a qualitative assessment to determine whether it is necessary to perform a quantitative goodwill impairment test. If qualitative factors indicate that the fair value of the reporting unit is more likely than not less than the carrying value of their net assets, then a quantitative goodwill impairment test is performed. Under the quantitative impairment test, if the carrying amount of the reporting unit exceeds its fair value, then an impairment loss is recognized in an amount equal to that excess, not to exceed the total amount of goodwill. The Company did not report any goodwill impairment for the years ended December 31, 2023, 2022, and 2021.

Net parent investment

Net parent investment on the consolidated and combined statements of equity represents the Parent’s historical investment in the Company, the accumulated net earnings after taxes and the net effect of the transactions with and allocations from the Parent prior to the Reorganization. Refer to Note 1. Organization and basis of presentation above and Note 19. Net parent investment below for additional information.

Dispositions

In June 2021, the Company completed the sale of certain ready-mix concrete operations, primarily consisting of goodwill, fixed assets, inventory, and leases, located in Texas to ready-mix concrete distributor Smyrna Ready Mix (the “2021 Disposal”). The operations included in the 2021 Disposal were part of the Company’s ready-mix concrete operating segment. The Company disposed of $122.3 million of net assets for an aggregate purchase price of $183.8 million and recognized a gain on sale of $49.1 million for the year ended December 31, 2021.

In April 2022, the Company completed the sale of certain ready-mix concrete operations, primarily consisting of goodwill, fixed assets, inventory, and leases, located in North Carolina and Florida to ready-mix concrete distributor Smyrna Ready Mix (the “2022 Disposal”). The operations included in the 2022 Disposal were part of the Company’s ready-mix concrete operating segment. The Company disposed of $68.2 million of net assets for an aggregate purchase price of $93.8 million and recognized a gain on sale of $22.0 million for the year ended December 31, 2022.

Argos North America Corp.

Notes to consolidated and combined financial statements

Revenues and operating income from the 2022 Disposal and 2021 Disposal, collectively, for the years ended December 31, 2022, and 2021 were as follows:

	For the years ended December 31,
(In millions)	2022	2021
Revenues	$19.4	$118.5
Operating income	1.6	3.2

Depreciation expense related to the 2022 Disposal was $0.8 million and $3.5 million for the years ended December 31, 2022 and 2021, respectively. Depreciation expense related to the 2021 Disposal was $2.8 million the year ended December 31, 2021.

Income taxes

During the periods presented on the consolidated and combined financial statements, the Company filed federal and state tax returns separate and apart from the Parent. For purposes of the consolidated and combined financial statements, the Company’s income tax provision has been prepared on a separate return basis in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 740, Income taxes, which includes allocation of affiliate corporate function expenses from its Parent and thereby will differ from previously filed US tax filings.

The Company accounts for income taxes under the asset and liability method. Under this method, deferred income taxes are recognized based on the tax effects of temporary differences between the financial statement and tax bases of assets and liabilities, as measured by current enacted tax rates in effect for the year in which temporary differences are expected to be recovered or settled. Valuation allowances are recorded to reduce the deferred tax assets to an amount that will more likely than not be realized.

The Company regularly reviews its deferred tax assets for recoverability considering historical profitability, projected future taxable income, the expected timing of the reversals of existing temporary differences and tax planning strategies.

For uncertain tax positions, the Company applies the provisions of relevant authoritative guidance, which requires application of a “more likely than not” threshold to the recognition and derecognition of tax positions. The Company’s ongoing assessments of the more likely than not outcomes of tax authority examinations and related tax positions require significant judgment and can increase or decrease the Company’s effective tax rate, as well as impact operating results. The provision for income taxes includes the effects of adjustments for uncertain tax positions. The Company recognizes interest accrued related to unrecognized tax benefits in Interest expense, net and penalties in Other income, net. Refer to Note 14. Income tax.

Argos North America Corp.

Notes to consolidated and combined financial statements

Revenue recognition

Sale of goods and rendering of services

Revenues are recognized in accordance with ASC Topic 606, Revenue from Contracts with Customers. The Company earns revenue from the sale of products, which includes cement products such as Portland cements, blended cements, masonry cements and standard and specialty concrete mixes. In the sale of goods, a single performance obligation is established primarily through purchase orders. The Company recognizes revenues when the performance obligation is satisfied, that is, when the control of the goods or services underlying the performance obligation has been transferred to the customer, which generally occurs at a point in time. Collection terms generally range from 40 to 50 days. The Company has elected to treat freight and delivery activities as fulfillment costs and recognize the costs in Cost of goods sold at the time the related revenue is recognized. Revenue where the Company’s performance obligations are satisfied in phases is recognized over time using certain input measures based on the measurement of the value transferred to the customer. The Company offers rebates and early payment discounts to customers who pay invoices before their due date, which the Company treats as variable consideration. The Company adjusts the amount of revenue recognized for the variable consideration using the most likely amount method based on past history and projected volumes in the rebate or early payment discount period. Estimates for variable consideration are based on historical experience, anticipated performance, and management’s judgment.

The Company is deemed to be an agent when collecting sales taxes from customers. Sales taxes collected are recorded as liabilities until remitted to taxing authorities and therefore are not reflected on the consolidated and combined statements of operations. The sales tax liability is recorded in Accrued expenses and other current liabilities. Refer to Note 9. Accrued expenses and other current liabilities.

The transaction price recognized as revenue and accounts receivable is determined based upon a number of estimates, including incentive-based volume rebates, estimated sales returns, and adjustments for any early payment discounts. Costs to obtain and fulfill contracts are immaterial and are expensed as incurred when the expected amortization period is one year or less.

Contract assets for earnings in excess of billings and contract liabilities for billings in excess of costs are immaterial as of December 31, 2023 and 2022. The Company’s contract assets are included within the Company’s Trade accounts receivable, net balances on the consolidated balance sheets.

Refer to Note 16. Segments for disaggregation of revenues by segment.

Leases

The Company determines if an arrangement is or contains a lease at contract inception and recognizes a right-of-use (“ROU”) asset and a lease liability at the lease commencement date. The lease liability is measured at the present value of future lease payments as of the lease commencement date. The ROU asset recognized is based on the lease liability adjusted for prepaid and deferred rent and any unamortized lease incentives. The subsequent measurement of finance leases is measured at amortized cost using the effective-interest method. The subsequent measurement of operating leases is measured using a single lease cost, resulting in straight-line lease expense recognition. Leases with an initial term of twelve months or less are not recorded on the consolidated balance sheets but are instead expensed on a straight-line basis over the lease term. Variable lease payments are expensed as incurred.

For leases that do not specify the implicit discount rate, the Company uses its incremental borrowing rates as the discount rate for its leases, which is equal to the rate of interest the Company would have to pay on a collateralized basis to borrow an amount equal to the lease payments under similar terms. The leases may include renewal options that could extend the lease term for a specified period of time. As of the commencement date of each lease, management determines if it is reasonably certain to exercise these options and adjusts the lease term accordingly.

Argos North America Corp.

Notes to consolidated and combined financial statements

Operating lease expense is recognized on a straight-line basis over the lease term and is included in Cost of goods sold and Selling, general and administrative expenses. Finance lease amortization is included in Selling, general and administrative expenses, and interest expense is included in Interest expense, net. The assets and liabilities relating to operating and finance leases are included in Right-of-use assets, Current portion of lease liabilities, and Non-current portion of lease liabilities in the Company’s consolidated balance sheets. Refer to Note 6. Leases.

The estimated useful lives of the related leased assets are the lesser of the lease term or the following:

Rail fleet and equipment	20 to 40 years
Machinery and equipment	3 to 30 years
Land transportation fleet and equipment	3 to 16 years
Buildings and construction	40 to 50 years

Fair value measurements

Fair value accounting is applied for all financial assets and liabilities that are reported at fair value on the consolidated and combined financial statements on a recurring basis. Fair value is defined as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. FASB ASC Topic 820, Fair Value Measurement, establishes a defined framework to disclose the fair value of assets and liabilities on both the date of their initial measurement as well as all subsequent periods. The framework prioritizes the inputs used to measure fair value by the lowest level of input that is available and significant to the fair value measurement.

The Company classifies and discloses assets and liabilities carried at fair value in one of the following three categories:

Level 1: Quoted prices (unadjusted) in active markets for identical assets or liabilities that the reporting entity can access at the measurement date.

Level 2: Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly.

Level 3: Unobservable inputs for which market data are not available and that are developed using the best information available about the assumptions that market participants would use when pricing the asset or liability.

The estimated fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than a forced or liquidation sale. These estimates, although based on the relevant market information about the financial instrument, are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

Refer to Note 8. Financial instruments for further information regarding the Company’s interest rate swap agreements fair value and Note 13. Pension plan and employee benefits for further information about the pension fair values.

Pension and other postretirement benefits

The Company sponsors defined benefit pension plans and provides other postretirement benefits for certain employees. The Company recognizes the funded status, the difference between the fair value of plan assets and the benefit obligation, of its pension plans and other postretirement benefit plans as an asset or liability on the consolidated balance sheets. Actuarial gains and losses are recognized as a component of Other comprehensive (loss) income, net of tax. Amounts recognized in Other comprehensive (loss) income are reclassified to earnings in a systematic manner over the average remaining service period of participants and the amount amortized is determined using a corridor approach.

The Company presents the service cost component of net periodic benefit cost in Selling, general and administrative expenses and Cost of goods sold. The other components of net periodic benefit cost are reported within Other income, net on the consolidated and combined statements of operations.

Argos North America Corp.

Notes to consolidated and combined financial statements

Refer to Note 13. Pension plan and employee benefits for further information about the Company’s defined benefit pension and other postretirement benefit plans.

Share-based compensation

Certain of the Company’s employees participate in a Parent-sponsored long-term incentive plan (“VCP”) for executives in which eligible participants are awarded a portion of annual profits. The incentive plan for the eligible employees of the Company is a compensation program oriented to align the Company’s management with the interests of shareholders of Cementos Argos, encourage long-term thinking and retain talent. Awards under the VCP are subject to a service condition and the expected achievement of certain financial and sustainability performance metrics. For the payment of the benefit, a stock fund is created and managed by Cementos Argos directly. Upon vesting, each participant receives cash in the corresponding currency in the place of shares. The stock fund, or equivalent units, is calculated annually but has a vesting period of three years, starting from the date the units are included in the fund. Cementos Argos will continue to use judgment in evaluating the expected term, volatility, and forfeiture rate related to its share-based compensation awards on a prospective basis.

The Company recognizes a liability for the services acquired in a cash-settled share-based payment transaction, and compensation expense for share-based awards based on Cementos Argos’ share price upon the grant date fair value and over the vesting period. For the years ended December 31, 2023, 2022, and 2021, the Company recognized share-based compensation expense (benefit) of $0.2 million, $(0.5) million and $0.3 million, respectively. For the year ended December 31, 2022, the share-based compensation costs were in a loss position due to declines in the share value of Cementos Argos as well as fluctuations in the foreign currency translation. The share-based compensation expense is recorded in Cost of goods sold and Selling, general and administrative expenses. Share-based accruals are $0.2 million and $0.3 million and are presented as Accrued expenses and other current liabilities and Other non-current liabilities on the consolidated balance sheets as of December 31, 2023 and 2022, respectively.

Consolidated and combined comprehensive income

Consolidated and combined comprehensive income for the Company consists of consolidated and combined net income, adjustments for the funded status of pension and other postretirement benefit plans, net of tax, and unrealized gains (losses) on interest rate swap agreements designated as cash flow hedges, net of tax, and are presented on the consolidated and combined statements of comprehensive income for the years ended December 31, 2023, 2022 and 2021. Accumulated other comprehensive income (loss) consists of unrecognized gains and losses related to the funded status of the pension and other postretirement benefit plans and the interest rate swap agreements designated as cash flow hedges and is presented on the consolidated balance sheets as of December 31, 2023 and 2022.

Recently issued accounting pronouncements

Accounting standards issued but not yet adopted

In November 2023, the FASB issued Accounting Standards Update (“ASU”) 2023-07, "Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures," that improves reportable segment disclosure requirements, primarily through enhanced disclosures about significant segment expenses, allowing financial statement users to better understand the components of a segment's profit or loss to assess potential future cash flows for each reportable segment and the entity as a whole. The amendments expand a public entity's segment disclosures by requiring disclosure of significant segment expenses that are regularly provided to the chief operating decision maker ("CODM"), clarifying when an entity may report one or more additional measures to assess segment performance, requiring enhanced interim disclosures, providing new disclosure requirements for entities with a single reportable segment, and requiring other new disclosures. The guidance is effective for fiscal years beginning after December 15, 2023. The Company is currently evaluating the impact of adopting this guidance on the consolidated and combined financial statements.

Argos North America Corp.

Notes to consolidated and combined financial statements

Accounting standards recently adopted

In September 2022, the FASB issued ASU 2022-04, "Liabilities – Supplier Finance Programs (Subtopic 405-50): Disclosure of Supplier Finance Program Obligations" that requires entities that use supplier finance programs in connection with the purchase of goods and services to disclose the key terms of the programs and information about their obligations outstanding at the end of the reporting period, including a rollforward of those obligations. The guidance does not affect the recognition, measurement or financial statement presentation of supplier finance program obligations. The guidance should be applied retrospectively to all periods in which a balance sheet is presented, except for the rollforward requirement, which should be applied prospectively. The guidance is effective for all entities for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years, except for the rollforward requirement, which is effective for fiscal years beginning after December 15, 2023. In January 2023, the Company adopted this ASU and the impact to the consolidated and combined financial statements was not significant.

In March 2020, the FASB issued ASU 2020-04, “Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting.” In January 2021, the FASB issued ASU 2021-01, “Reference Rate Reform: Scope,” which refined the scope of ASC Topic 848. The amendments in this ASU provide optional expedients and exceptions for applying U.S. GAAP to contracts, hedging relationships, and other transactions that reference the London Interbank Offered Rate (“LIBOR”) or another reference rate expected to be discontinued because of reference rate reform, if certain criteria are met. In addition, ASU 2021-01 provides implementation guidance clarifying certain optional expedients in Topic 848 to reduce diversity in practice and ease the potential accounting burden associated with transitioning away from reference rates that are expected to be discontinued. In December 2022, the FASB issued ASU 2022-06, “Reference Rate Reform: Deferral of the Sunset Date of Topic 848” which defers the sunset date of Topic 848 to December 31, 2024. During the year ended December 31, 2022, the Company adopted these ASUs and the impact to the consolidated and combined financial statements was not significant.

Note 3. Trade accounts receivable, net

Trade accounts receivable, net consisted of the following as of December 31, 2023 and 2022:

	As of December 31,
(In millions)	2023	2022
Trade accounts receivable	$191.1	$188.6
Less: allowance for credit losses	5.1	3.6
Trade accounts receivable, net	$186.0	$185.0

The changes in the allowance for credit losses consisted of the following for the years ended December 31, 2023, 2022 and 2021:

	For the years ended December 31,
(In millions)	2023	2022	2021
Balance at beginning of period	$3.6	$6.5	$8.9
Additions charged to expense	1.8	1.6	0.7
Deductions	(0.3)	(4.5)	(3.1)
Balance at end of period	$5.1	$3.6	$6.5

Note 4. Inventories

Inventories consisted of the following as of December 31, 2023 and 2022:

	As of December 31,
(In millions)	2023	2022
Raw materials	$37.2	$32.3
Work in progress	13.5	13.8
Finished goods	41.2	49.1
Spare parts	46.2	51.8
Inventories	$138.1	$147.0

Argos North America Corp.

Notes to consolidated and combined financial statements

Note 5. Property, plant and equipment, net

Property, plant and equipment, net consisted of the following as of December 31, 2023 and 2022:

	As of December 31,
(In millions)	2023	2022
Land and land improvements	$103.3	$105.6
Buildings	384.6	380.5
Construction in process	92.5	45.0
Aqueduct, plants, networks and communication channels	25.4	25.5
Machinery and equipment	1,120.8	1,111.2
Office equipment and furniture, computers and communications	29.2	24.5
Transportation equipment	215.2	201.5
Mines, quarries and deposits	604.2	605.1
Total property, plant and equipment	2,575.2	2,498.9
Less: accumulated depreciation and depletion	870.6	811.2
Property, plant and equipment, net	$1,704.6	$1,687.7

In April 2022 and June 2021, the Company completed the 2022 Disposal and 2021 Disposal, respectively, of certain ready-mix concrete operations, including ready-mix concrete buildings, land, and plant and equipment. Refer to Note 2. Summary of significant accounting policies for further information about the Company’s asset disposals.

Depreciation and depletion expense for the years ended December 31, 2023, 2022, and 2021 was $96.0 million, $95.9 million and $107.3 million, respectively. Depreciation expense is recorded in Cost of goods sold and Selling, general and administrative expenses and depletion expense is recorded in Cost of goods sold on the Company’s consolidated and combined statements of operations.

Note 6. Leases

The Company has significant operating and finance leases including Buildings and Construction, Land, Machinery and Equipment, Land Fleet and Equipment, and Rail Fleet and Equipment located within the United States.

The following table summarizes the components of lease expense recorded on the consolidated and combined statements of operations for the years ended December 31, 2023, 2022, and 2021:

	For the years ended December 31,
(In millions)	2023	2022	2021
Operating lease expense	$13.3	$14.3	$14.5
Finance lease expense
Amortization of leased assets	5.3	5.7	6.6
Interest on lease liabilities	1.7	1.6	1.5
Short term lease cost	0.3	0.9	2.8
Variable lease cost	6.1	4.9	5.1
Total lease expense	$26.7	$27.4	$30.5

Lease terms and discount rates were as follows as of December 31, 2023 and 2022:

	As of December 31,
	2023	2022
Weighted-average remaining lease terms (years)
Operating leases	8	9
Finance leases	14	14
Weighted-average discount rates
Operating leases	5.72%	5.26%
Finance leases	5.12%	4.95%

Argos North America Corp.

Notes to consolidated and combined financial statements

Supplemental consolidated balance sheet information related to leases was as follows as of December 31, 2023 and 2022:

	As of December 31,
(In millions)	2023	2022
Operating lease assets	$47.4	$53.5
Finance lease assets, net	29.8	33.4
Total lease assets, net	$77.2	$86.9

Current portion of operating lease liabilities	$10.6	$10.3
Current portion of finance lease liabilities	3.4	4.8
Non-current portion of operating lease liabilities	54.8	62.3
Non-current portion of finance lease liabilities	27.9	29.8
Total lease liabilities	$96.7	$107.2

Future minimum lease payments under non-cancellable leases as of December 31, 2023 are as follows:

(In millions)	Operating Leases	Finance Leases
2024	$14.0	$4.9
2025	12.8	3.8
2026	11.1	3.6
2027	9.2	3.2
2028	7.5	2.4
Thereafter	28.2	25.9
Total	$82.8	$43.8
Less: imputed interest	17.4	12.5
Present value of lease liabilities	$65.4	$31.3

Lessor arrangements

The Company subleases certain land leases that are considered operating leases. As of December 31, 2023, the Company had 30 land and building sublease arrangements. Sublease revenue, included in Other income, net on the consolidated and combined statements of operations, is recognized on a straight-line basis over the respective operating lease terms. For the years ended December 31, 2023, 2022, and 2021, sublease revenue was $0.3 million, $1.0 million, and $1.4 million, respectively.

Note 7. Goodwill and definite-lived intangible assets

The changes in the carrying amount of goodwill were as follows as of December 31, 2023 and 2022:

(In millions)	Cement	Ready-mix concrete	Total
Balance, December 31, 2021	$23.6	$201.0	$224.6
Reduction to goodwill due to dispositions	-	(46.4)	(46.4)
Balance, December 31, 2022	23.6	154.6	178.2
Reduction to goodwill due to dispositions	-	-	-
Balance, December 31, 2023	$23.6	$154.6	178.2

Argos North America Corp.

Notes to consolidated and combined financial statements

The accumulated impairment was as follows:

	As of December 31,
(In millions)	2023	2022	2021
Goodwill, gross	$334.3	$334.3	$380.7
Accumulated impairment	(156.1)	(156.1)	(156.1)
Goodwill, net	$178.2	$178.2	$224.6

The cost and accumulated amortization values of the Company’s definite-lived intangible assets were as follows as of December 31, 2023:

(In millions)	Weighted average amortization period (years)	Cost	Accumulated amortization	Net book value
Definite-lived intangible assets:
Customer lists	15	$102.3	$(100.2)	$2.1
Software and licenses	4	7.3	(7.2)	0.1
Other	15	38.7	(24.1)	14.6
Intangible assets	15	$148.3	$(131.5)	$16.8

The cost and accumulated amortization values of the Company’s definite-lived intangible assets were as follows as of December 31, 2022:

(In millions)	Weighted average amortization period (years)	Cost	Accumulated amortization	Net book value
Definite-lived intangible assets:
Customer lists	15	$102.3	$(98.5)	$3.8
Software and licenses	4	7.3	(7.2)	0.1
Other	15	38.7	(22.5)	16.2
Intangible assets	15	$148.3	$(128.2)	$20.1

Amortization of definite-lived intangible assets was $3.3 million, $3.6 million and $5.6 million for the years ended December 31, 2023, 2022, and 2021, respectively. The Company does not have any indefinite-lived intangible assets.

The estimated future amortization of definite-lived intangible assets as of December 31, 2023, is as follows:

(In millions)
2024	$3.8
2025	1.6
2026	1.5
2027	1.4
2028	1.4
Thereafter	7.1
Total	$16.8

Note 8. Financial instruments

During the normal course of operations, the Company is exposed to market risk. Market risk is the adverse effect on the value of a financial instrument that results from a change in interest rates, currency exchange rates, or commodity prices. The Company uses a variety of practices to manage market risk, including, when considered appropriate, derivative financial instruments. The Company uses derivative financial instruments only for risk management and not for trading or speculative purposes.

Argos North America Corp.

Notes to consolidated and combined financial statements

The Company utilizes interest rate swap, interest rate cap and collar agreements to limit exposure to market fluctuations on floating-rate debt. The Parent, on behalf of the Company, has entered into numerous floating to fixed interest rate swap agreements, interest rate cap and collar agreements with various banks. All outstanding interest rate swaps, interest rate caps, and interest rate collars were settled during 2023 and the Company has no interest rate swaps outstanding as of December 31, 2023. As of December 31, 2022, the Company had entered into floating to fixed interest rate swap agreements with banks for notional amounts of $60.0 million.

The interest rate swap agreements, interest rate cap and collar agreements are predominately recorded in Other non-current assets on the consolidated balance sheets in periods prior to the settlement. The interest rate swap agreements and interest rate cap and collar agreements are designated as cash flow hedges. As a result, the income (loss) associated with these agreements is recorded in Accumulated other comprehensive income (loss) and is released to earnings (loss) when the underlying transaction impacts earnings. As of December 31, 2023, the fair values of the interest rate swap agreements and interest rate cap and collar agreements were zero, due to the settlement. As of December 31, 2022, the fair value of the interest rate swap agreements was a derivative asset of $5.9 million. The change in fair value of $3.3 million and $15.8 million, net of tax, was recorded in Other comprehensive (loss) income for the years ended December 31, 2023 and 2022, respectively.

The fair value of cash flow hedges is determined based on inputs that are readily available in public markets or can be derived from information available in publicly quoted markets and are categorized as Level 2 inputs. The cash settlement related to the cash flow hedges is reflected in the operating and financing sections of the consolidated and combined statements of cash flows.

In February 2023, the Company settled $60.0 million in notional amount of interest rate swap agreements, which was related to the Davivienda promissory notes, for a gain of $5.8 million. This gain, which was previously recorded in Accumulated other comprehensive income (loss), was subsequently recognized to Interest expense, net on the consolidated and combined statements of operations upon the settlement of the Davivienda promissory notes in November 2023 prior to its maturity date.

In October 2023, the Company settled $55.0 million in notional amount of interest rate swap agreements for a gain of $0.9 million, of which $0.1 million was recorded in Interest expense, net on the consolidated and combined statements of operations for the year ended December 31, 2023. The Company entered into a new interest rate swap agreement with $55.0 million, maturing in January 2024, which was subsequently settled in November 2023.

In November 2023, the Company settled $75.0 million in notional amount of interest rate swap agreements, $50.0 million in notional amounts of interest rate cap agreements, and $75.0 million in notional amount of interest rate collar agreements for a total gain of $0.3 million. The gain, which was recorded in Accumulated other comprehensive income (loss), will be recognized to Interest expense, net from 2024 to 2026. Concurrent with the closing of the Summit Transaction on January 12, 2024, the gain related to the interest swaps, caps, and collars that was recorded in Accumulated other comprehensive income (loss) was recognized to Interest expense, net.

During the year ended December 31, 2022, the Company settled $300.0 million in notional amount of interest rate swap agreements for a gain of $1.9 million, of which $0.4 million was recorded in Interest expense, net on the consolidated and combined statements of operations for the year ended December 31, 2022 and $1.5 million was recognized to Interest expense, net for the year ended December 31, 2023.

During the year ended December 31, 2023, amortization of $8.1 million, net of tax, was reflected on the consolidated and combined statements of operations as a reclassification from Accumulated other comprehensive income (loss) to Interest expense, net, as described further in Note 18. Accumulated other comprehensive income (loss). The Company estimates that $1.1 million of the Accumulated other comprehensive income will be reclassified to income for the 12-month period after December 31, 2023.

Argos North America Corp.

Notes to consolidated and combined financial statements

Note 9. Accrued expenses and other current liabilities

Accrued expenses and other current liabilities consisted of the following as of December 31, 2023 and 2022:

	As of December 31,
(In millions)	2023	2022
Payroll and incentive compensation	$30.7	$11.2
Property, sales and other taxes	9.3	9.0
Insurance claims	7.8	8.1
Legal and professional	3.5	3.4
Accrued rebates	3.8	3.4
Accrued plant operating expenses	5.2	6.8
Accrued interest	5.4	7.2
Accrued expenses and other current liabilities	$65.7	$49.1

Note 10. Asset retirement obligations

The following is a reconciliation of asset retirement obligations (“AROs”) as of December 31, 2023 and 2022:

	As of December 31,
(In millions)	2023	2022
Asset retirement obligations, beginning of period	$1.3	$1.3
Liabilities incurred	0.4	-
Revisions in estimated cash flows	(0.2)	-
Asset retirement obligations, end of period	$1.5	$1.3

The ARO liabilities are included in Other non-current liabilities on the consolidated balance sheets. Accretion expense is included in Cost of goods sold on the consolidated and combined statements of operations.

Note 11. Debt

Third-party debt

Third-party debt consisted of the following as of December 31, 2023 and 2022:

(In millions)	Due Date	As of December 31, 2023	As of December 31, 2022
Bank syndicated loan Tranche A	February 2026	$204.0	$204.0
Bank syndicated loan Tranche B	August 2027	204.0	204.0
Promissory Note	January 2023	-	2.5
Promissory Note	August 2029	-	60.0
Promissory Note	November 2029	-	20.0
Total principal		408.0	490.5
Debt issuance costs		(2.8)	(3.8)
Third-party debt		405.2	486.7
Less: current portion of third-party debt		-	1.6
Long-term third-party debt, net of current portion		$405.2	$485.1

The Company recognized interest expense related to third-party debt of $33.5 million, $23.1 million, and $24.6 million for the years ended December 31, 2023, 2022, and 2021, respectively, which includes the interest related to cash flow hedges. Debt issuance costs incurred in connection with the bank syndicated loans from Bank of Nova Scotia were capitalized as a reduction to the carrying value of debt and are amortized to Interest expense, net over their respective terms.

Argos North America Corp.

Notes to consolidated and combined financial statements

Bank syndicated term loans

On August 23, 2022, the Company entered into the 2022 Credit Agreement, which provides for aggregate term loans of $700.0 million and a revolving credit facility in an initial amount of $50.0 million maturing in August 2027. The administrative agent is Bank of Nova Scotia and the joint lead arrangers are BNP Paribas, JPMorgan, Sumitomo, and Bank of Nova Scotia. The Company has obtained two term loan facilities that are available to the Company once customary conditions precedent to borrowings are achieved: a Tranche A term loan for $350.0 million maturing in February 2026 and a Tranche B term loan for $350.0 million maturing in August 2027. The revolving credit facility is not available to the Company until the Company completes a qualified public offering of its equity securities under the Securities Act of 1933 (“Securities Act”).

Borrowings of term loans and revolving loans may be based on the Secured Overnight Financing Rate (“SOFR”) or may be base rate loans, at the borrower’s option, plus an applicable margin based on our leverage ratio. The applicable margin for the Tranche A term SOFR loans ranges from 1.125% (for a leverage ratio equal to or less than 2.5x) to 1.625% (for a leverage ratio above 3.5x). The applicable margin for the Tranche B term SOFR loans and revolving loans ranges from 1.25% (for a leverage ratio equal to or less than 2.5x) to 1.75% (for a leverage ratio above 3.5x). The obligations under the 2022 Credit Agreement are guaranteed by Argos USA LLC and Cementos Argos S.A. The guarantee granted by Cementos Argos S.A. will be automatically released upon completion of a qualified public offering of our common stock under the Securities Act resulting in proceeds in an aggregate amount of not less than $150.0 million. The obligations under the 2022 Credit Agreement are also secured by liens on our personal property and will be secured by mortgages over certain of our cement plants. Such collateral arrangement will be released if we achieve investment grade rating by at least two credit rating agencies and we do not have certain other secured debt outstanding. The collateral arrangement will be required to be reinstated if we cease to have investment grade rating by at least two credit rating agencies and/ or we incur certain secured debt.

The 2022 Credit Agreement is subject to certain customary restrictive covenants including but not limited to: a) the Consolidated Interest Coverage Ratio is not to be less than 2.5:1.0 as of the last day of each fiscal quarter; and b) the Consolidated Total Net Debt Ratio is not to exceed 4.0:1.0 as of the last day of each fiscal quarter. In addition, the 2022 Credit Agreement limits: a) the amount of future borrowings; b) transactions with affiliates; c) dispositions; and d) investments of the Company.

On October 24, 2022, the Company refinanced $408.0 million of third-party debt with a draw down in equal parts of the Tranche A and Tranche B term loans under the 2022 Credit Agreement which matures in equal parts in 2026 and 2027. The remaining $292.0 million in term loan capacity under the 2022 Credit Agreement is available for the future drawdowns upon the Company’s completion of a qualified public offering of its equity securities under the Securities Act. The weighted average effective interest rate of the Company’s bank syndicated loan was 6.91% and 5.60% as of December 31, 2023 and 2022, respectively.

The Company evaluated the refinancing transaction in accordance with ASC 470-50 Modification and Extinguishment. For the portion of term loans associated with participants in the 2022 Credit Agreement who were also existing lenders of the historical third-party debt, the Company accounted for the refinancing transaction as a debt modification as the 10% cash flow test was not met. Furthermore, the Company accounted for the full repayment of existing debt arrangements to lenders who are not participating in syndication of the credit facility as a debt extinguishment in accordance with ASC 470-50. A realized loss on extinguishment of $0.8 million was recorded in Interest expense, net on the consolidated and combined statements of operations for the year ended December 31, 2022. The company has been in compliance with all its financial covenants until the extinguishment.

Concurrent with the closing of the Summit Transaction on January 12, 2024, all bank syndicated term loans were extinguished.

Argos North America Corp.

Notes to consolidated and combined financial statements

Promissory notes and overnight loan:

As of December 31, 2022, the Company has issued a series of promissory notes to lender Davivienda and an overnight loan for $2.5 million with JP Morgan. The overnight loan amount was subsequently paid off in January 2023. The series of Davivienda promissory notes have a principal amount of $60.0 million and $20.0 million and mature in August 2029 and November 2029, respectively. In February 2023, the Company amended the two promissory notes with Davivienda to change from a 180 Day LIBOR interest rate to a 180 Day SOFR due to LIBOR reference rates being phased out by June 30, 2023. In accordance with ASU 2021-01, Reference Rate Reform ASC Topic 848, the Company has elected the optional expedients which enable the Company to continue its historical accounting treatment for the two promissory notes payable to Davivienda. In November 2023, the Company repaid all outstanding amounts due under the $60.0 million aggregate principal amount of promissory notes due August 2029 and the $20.0 million aggregate principal amount of promissory notes due November 2023 to lender Davivienda. A realized loss on extinguishment of $0.4 million was recorded in Interest expense, net on the consolidated and combined statements of operations for the year ended December 31, 2023. The weighted average effective interest rate of the Company’s promissory notes and overnight loan was zero and 6.30% as of December 31, 2023 and 2022, respectively.

Related-party debt

As of December 31, 2023 and 2022, the Company has issued a series of promissory notes to Valle Cement Investments, Inc., a subsidiary of Cementos Argos. The promissory notes are primarily for working capital and equipment financing in an aggregate principal balance of $248.9 million and $250.9 million as of December 31, 2023 and 2022, respectively, and mature in December 2025. The weighted average effective interest rate of the related-party promissory notes was 6.90% and 3.28% as of December 31, 2023 and 2022, respectively. The Company recognized interest expense related to the related-party debt of $8.3 million, $8.7 million, and $10.2 million for the years ended December 31, 2023, 2022, and 2021, respectively.

In January 2023, the Company extended the term of $250.9 million of the 3.28% related-party notes payable due to Valle Cement Investments, Inc., a subsidiary of Cementos Argos, with an original maturity date of December 2023. The amended note payable agreements now have a maturity date of December 2025, and an interest rate that was negotiated at the prevailing market rates in December 2023, in line with the original maturity of these notes, for years 2024 and 2025. As a result of the refinancing, the Company presented the notes payable on the consolidated balance sheets as Long-term related-party debt, net of current portion as of December 31, 2023 and 2022.

In October 2023, the Company repaid $2.0 million of the outstanding related-party debt.

The total principal payments of total third-party and related-party debt, including current maturities for the five years subsequent to December 31, 2023, and thereafter, are as follows:

(In millions)
2024	$-
2025	248.9
2026	204.0
2027	204.0
2028	-
Thereafter	-
Total	$656.9

Concurrent with the closing of the Summit Transaction on January 12, 2024, all related-party debt was extinguished.

Liquidity

The Company generated cash provided by operations of $221.4 million, $128.3 million, and $123.0 million for the years ended December 31, 2023, 2022, and 2021, respectively. Based on cash and cash equivalents on hand, the expected cash flows from operations for the next twelve months and other sources of liquidity, management believes this will enable the Company to meet its future obligations as they become due.

Argos North America Corp.

Notes to consolidated and combined financial statements

Note 12. Commitments and contingencies

Litigation and claims

The Company is party to certain legal actions arising from its ordinary course of business activities. In the opinion of management, these actions will not have a material effect on the Company’s financial position, results of operations or liquidity. The Company’s policy is to record legal accruals when the outcome is probable and can be reasonably estimated and to record legal fees as incurred.

On January 4, 2021, the Company entered into a Deferred Prosecution Agreement (the “DPA”) with the Department of Justice (“DOJ”) related to any antitrust violations relating to the sale of ready-mix concrete in the greater Savannah, Georgia area by a small number of employees who joined the Company in October 2011 through an asset acquisition and were subsequently terminated. Pursuant to the DPA, the Company paid a monetary penalty of $20.0 million and is required, among other things, to periodically review and update its antitrust compliance program. If the Company remains in full compliance with the terms of the DPA, at the conclusion of its three-year term, the charges brought against the Company by the DOJ are expected to be dismissed with prejudice. The Company’s failure to comply with the terms and conditions of the DPA could result in additional criminal prosecution or penalties as well as continued expenses in defending these proceedings. The Company incurred related legal fees of $0.5 million, $0.7 million, and $1.9 million for the years ended December 31, 2023, 2022, and 2021, respectively, which are recorded in Selling, general and administrative expenses. The three-year term of the DPA expired on January 4, 2024. On January 18, 2024, the United States District Court for the Southern District of Georgia dismissed the criminal charge that was filed against the company in January 2021.

In addition, the Company has been named a defendant in two pending civil antitrust cases. Some of the allegations in those cases relate to the conduct at issue in the DPA. The first was filed by a supplier of ready-mix concrete in the U.S. District Court for the Northern District of Georgia on July 24, 2017 under the caption Southeast Ready Mix, LLC et al. v. Argos North America Corp. et al. and includes allegations of cartel behavior and price-fixing in southeast Georgia and nearby South Carolina ready-mix concrete markets and price-fixing and anti-competitive behaviors in the coastal Georgia and southeastern coastal South Carolina cement markets and seeks declaratory relief, monetary damages and other remedies. On March 18, 2021, this case was administratively closed by the court pending the resolution of criminal indictments of two former employees of the Company and three other defendants. On October 17, 2022, the case was reopened for a period of four months only to allow the parties to conduct limited, written discovery. That period expired on February 17, 2023, and though the court has yet to issue an order on the topic, it is the Company’s understanding that the case is, in effect, administratively closed once again pending resolution of the criminal indictments. The second is a putative class action filed under the caption Pro Slab, Inc. et al. v. Argos USA LLC et al. on behalf of purchasers of ready-mix concrete on November 22, 2017 in the U.S. District Court for the District of South Carolina and includes allegations of price-fixing, market allocation and other anti-competitive practices in the Savannah, Georgia and Charleston, South Carolina markets, seeking monetary damages and other remedies. This case was stayed on February 9, 2022 pending the resolution of the same criminal indictments, and only limited, written discovery may proceed while this stay is in effect.

On June 13, 2023, the Company entered into a settlement and compliance agreement with the Federal Highway Administration of the U.S. Department of Transportation that requires, among other things, appointment of an independent monitor until June 2025 to monitor, among other things, bids or awards of publicly funded contracts in Georgia and South Carolina for our ready-mix and cement business, as well as our code of business conduct, antitrust compliance policy, and antitrust compliance program.

Operating disruption and related insurance claim

An equipment outage at the Company’s Newberry, Florida cement plant resulted in a loss of cement production of approximately 97,600 tons during the year ended December 31, 2023, resulting in reduced Revenues and reduced Cost of goods sold for the year ended December 31, 2023. Through a property insurance claim, the Company recovered a portion of the losses resulting from this equipment failure, recording $1.3 million of insurance proceeds in Other income, net on the consolidated and combined statements of operations for the year ended December 31, 2023.

Argos North America Corp.

Notes to consolidated and combined financial statements

Self-insurance

The Company self-insures for certain costs associated with workers’ compensation claims, automobile liability, health and welfare, and general liability. As of December 31, 2023 and 2022, estimated liabilities of $7.8 million and $8.1 million, respectively, were recorded in Accrued expenses and other current liabilities for self-insurance claims. As of December 31, 2023 and 2022, estimated liabilities of $6.5 million and $6.0 million, respectively, were recorded in Other non-current liabilities. Self-insurance liabilities are recorded based on an actuarial-determined analysis. While the Company believes the assumptions used to calculate these liabilities are appropriate, significant differences in actual experience and/or significant changes in these assumptions may materially affect actual insurance costs.

In August 2023, the Company acquired a series of equity interests in a captive insurance company, known as the Series 598 of Oxford Insurance Company NC LLC (“Series 598”), for insuring certain of the Company’s automotive liabilities. The assets, liabilities and operating results of Series 598 are not significant and have been consolidated into the financial position and operating results of the Company.

Environmental matters

The Company’s operations are subject to and affected by federal, state, provincial and local laws and regulations relating to the environment, health and safety and other regulatory matters. Environmental operating permits, which are subject to modification, renewal and revocation, may be required for the Company’s operations. The Company regularly monitors and reviews its operations, procedures and policies for compliance with these laws and regulations. Despite these compliance efforts, risk of environmental liability is inherent in the operation of the Company’s business, as it is with other companies engaged in similar businesses. As of December 31, 2023 and 2022, estimated liabilities of $1.8 million were recorded for environmental matters within Other non-current liabilities.

Long-term supply agreements

From time to time in the ordinary course of business, the Company enters into long-term supply agreements to ensure a source of supply and achieve favorable pricing from vendors for raw materials and other inputs used to manufacture its products. The Company has long-term supply agreements for additional cement, aggregates, raw materials, fuel and power, and other material resources necessary for manufacturing purposes. As of December 31, 2023, the Company has long-term supply agreements with commitments of $220.3 million due within the next year.

Truck purchase commitments

In August 2023, the Company entered into an agreement to purchase additional trucks during 2024 for our ready-mix concrete business, totaling $18.7 million due within the next twelve months.

Letters of credit

In the normal course of business, the Company has entered into standby letter of credit arrangements with various beneficiaries generally for the purpose of guaranteeing payment of insurance claims, fuel contracts, and leased assets. Such unsecured letters of credit typically have an initial term of one year, renew automatically, and can only be modified or canceled with the approval of the beneficiary, except for $2.7 million of letters of credit that expired in November 2022. As of December 31, 2023, the Company had a maximum financial exposure from these standby letters of credit totaling $11.4 million.

Collective bargaining agreements

As of December 31, 2023, labor unions represented 11% of the Company’s total workforce, all of whom were employed in the cement segment. The Company’s collective bargaining agreements for employees expire between 2023 and 2027. Included in this amount were 26% of the unionized workforce whose collective bargaining agreements expire within one year. Although the Company believes it has good relations with its employees and unions, disputes with its trade unions, or the inability to renew its labor agreements, could lead to strikes or other actions that could disrupt the Company’s operations, raise costs, and reduce revenue and earnings in the affected locations.

Argos North America Corp.

Notes to consolidated and combined financial statements

Surety bonds

As of December 31, 2023, the Company was contingently liable for $2.3 million of surety bonds underwritten by various surety companies and required by certain states and municipalities and their related agencies. The surety bonds are provided in the normal course of business and are principally for certain insurance claims and mining permits. As of December 31, 2023, no material claims have been made against these financial instruments.

Payment in lieu of taxes (“PILOT”) agreement

In fiscal year 2016, in conjunction with the acquisition of certain assets from Lehigh Hanson, Inc. and ESSROC Cement Corporation, the Company became a party to a PILOT agreement related to its Martinsburg, West Virginia cement manufacturing plant. This agreement, which includes a continuing employment base requirement and other requirements, is in effect through fiscal year 2034. Under this agreement, certain property was conveyed to the West Virginia Economic Development Authority in exchange for certain local tax incentives. In accordance with ASC Topic 842, Leases (“ASC 842”), this transaction was accounted for as a failed sale/leaseback, resulting in a financing. The $460.0 million receivable from the municipality related to the conveyance of the property, and the $460.0 million liability associated with the financing, have been offset in the consolidated balance sheets as of December 31, 2023 and 2022, in accordance with ASC Topic 210, Balance Sheet (“ASC 210”). The annual payments related to the financing, and receipts related to the conveyance of the property, approximate $3.8 million, in all periods presented, and have also been offset in the consolidated and combined statements of cash flows for each of the years in the three-year period ended December 31, 2023, in accordance with ASC 210.

Note 13. Pension plan and employee benefits

The consolidated and combined statements of operations include direct benefit plan expenses attributable to the Company, including expenses associated with defined benefit and other postretirement benefit plans, consisting primarily of healthcare benefits for certain retired employees of the Company, as well as a defined contribution plan.

Defined benefit and other postretirement benefits plans

The Company sponsors a defined benefit plan for certain hourly employees working at its Roberta plant in Alabama represented by the United Steelworkers International Union. The Company also sponsors two postretirement healthcare benefit plans, one for certain eligible retired employees from the Roberta plant in Alabama and one for retired Company executives.

Obligations and Funded Status - The following table summarizes the changes in the defined benefit obligations for the Company sponsored benefit plan as of December 31, 2023 and 2022:

	As of December 31,
	2023		2022
(In millions)	Pension	Post- retirement	Pension	Post- retirement
Change in benefit obligations:
Beginning of period	$1.7	$3.1	$2.5	$4.2
Service cost	-	0.1	-	0.1
Interest cost	0.1	0.1	0.1	0.1
Amendments	-	-	-	0.4
Actuarial loss (gain)	0.1	(0.4)	(0.9)	(1.7)
Benefits paid	(0.1)	(0.1)	-	-
End of period	$1.8	$2.8	$1.7	$3.1
Change in fair value of plan assets:
Beginning of period	$1.8	$-	$2.5	$-
Actual return on plan assets	0.2	-	(0.7)	-
Employer contributions	-	0.1	-	-
Benefits paid	(0.1)	(0.1)	-	-
End of period	$1.9	$-	$1.8	$-

Funded status of plan	$0.1	$(2.8)	$0.1	$(3.1)

Current liabilities	$-	$(0.2)	$-	$(0.2)
Noncurrent liabilities	-	(2.6)	-	(2.9)
Liability recognized	$-	$(2.8)	$-	$(3.1)

Amounts recognized in accumulated other comprehensive income (loss):
Net actuarial (gain) loss	$(0.1)	$(2.7)	$0.1	$(2.5)
Prior service cost	-	(1.1)	-	(1.2)
Total amount recognized	$(0.1)	$(3.8)	$0.1	$(3.7)

Argos North America Corp.

Notes to consolidated and combined financial statements

The following table summarizes the components of net periodic pension costs associated with the Company sponsored benefit plan for the years ended December 31, 2023, 2022, and 2021:

	For the years ended December 31,
	2023		2022		2021
(In millions)	Pension	Post- retirement	Pension	Post- retirement	Pension	Post- retirement
Amounts recognized in other comprehensive (income) loss:
Prior service cost during fiscal year	$-	$-	$-	$0.4	$-	$(1.8)
Net actuarial gain	(0.2)	(0.4)	(0.1)	(1.7)	(0.4)	(1.1)
Amortization of prior year service credit	-	0.1	-	0.2	-	-
Amortization of gain	-	0.3	-	0.1	-	-
Total amount recognized	$(0.2)	$-	$(0.1)	$(1.0)	$(0.4)	$(2.9)

Components of net periodic benefit cost:
Service cost	$-	$0.1	$-	$0.1	$-	$0.2
Interest cost	0.1	0.1	0.1	0.1	0.1	0.2
Amortization of gain	-	(0.3)	-	(0.1)	-	-
Expected return on plan assets	(0.1)	-	(0.1)	-	(0.1)	-
Amortization of prior service credit	-	(0.1)	-	(0.3)	-	-
Net periodic benefit cost/(credit)	$-	$(0.2)	$-	$(0.2)	$-	$0.4

The net periodic pension cost and defined benefit obligation are based on actuarial assumptions that are reviewed on at least an annual basis. Assumptions are revised based on an annual evaluation of long-term trends, as well as market conditions that may have an impact on the cost of providing retirement benefits.

The amount recognized in Accumulated other comprehensive income (loss) is the actuarial loss (gain) and prior service cost, which has not yet been recognized in periodic benefit cost.

Argos North America Corp.

Notes to consolidated and combined financial statements

Defined contribution plans

The Company sponsors employee 401(k) savings plans for its employees. The expense for the defined contribution plans is $0.6 million, $0.6 million, and $0.6 million for the years ended December 31, 2023, 2022, and 2021, respectively, and is included within Cost of goods sold and Selling, general and administrative expenses on the consolidated and combined statements of operations.

Note 14. Income tax

Income tax provision

The provision for income taxes consists of the following for the years ended December 31, 2023, 2022, and 2021:

	For the years ended December 31,
(In millions)	2023	2022	2021
Current:
Federal	1.4	-	-
State	3.8	2.0	1.6
Total current	5.2	2.0	1.6
Deferred:
Federal	35.4	23.5	36.6
State	3.6	1.9	4.8
Total deferred	39.0	25.4	41.4
Total income tax provision	$44.2	$27.4	$43.0

A reconciliation of the statutory U.S. federal tax rate and the Company’s effective tax rate is as follows:

	For the years ended December 31,
	2023	2022	2021
U.S. statutory income tax rate	21.0%	21.0%	21.0%
State and local income taxes – net of federal benefit	3.9%	3.6%	5.0%
Fines and penalties	0.0%	0.2%	0.0%
Non-deductible goodwill	0.0%	10.1%	10.0%
Meals and entertainment	0.2%	0.2%	0.1%
Uncertain tax positions	0.0%	(0.2)%	(0.9)%
Other items	0.6%	(0.1)%	0.1%
Effective income tax rate	25.7%	34.8%	35.3%

The final IRC Section 163(j) regulations released during 2020 retroactively removed an unfavorable interpretation of the computation of ATI and the guidance provided in the final IRC Section 163(j) regulations eliminated the Company’s business interest deduction limitation for the 2021 tax year.

President Biden signed into law the Inflation Reduction Act of 2022 (‘IRA”) on August 16, 2022 and the Creating Helpful Incentives to Produce Semiconductors and Science Act of 2022 (“CHIPS”) on August 9, 2022. The Company did not incur a significant impact for income taxes associated with the IRA and CHIPS legislation. Similarly, Base Erosion and Profit Sharing ("BEPS") 2.0 will be applicable for certain companies starting in 2024. The Company does not anticipate a significant impact for income taxes associated with BEPS 2.0.

Argos North America Corp.

Notes to consolidated and combined financial statements

Deferred income tax assets (liabilities)

The components of deferred income tax assets (liabilities) were as follows:

	As of December 31,
(In millions)	2023	2022
Deferred tax assets:
Tax loss and credit carryforwards	$10.6	$49.9
Pension and other post-employment benefits	-	0.1
Operating lease obligations	26.6	29.0
Impairment of receivables	1.2	0.9
Inventory	1.6	2.3
Accrued expenses	9.0	3.2
Depletion	9.6	9.8
Other	3.2	3.0
Deferred tax assets	$61.8	$98.2

Deferred tax liabilities:
Property, plant and equipment	(108.2)	(103.8)
Definite-lived intangible assets	(9.6)	(9.7)
Operating lease right-of-use assets	(21.8)	(24.0)
Financial assets	-	(1.4)
Pension and other post-employment benefits	(0.7)	-
Other	(1.7)	(1.5)
Deferred tax liabilities	(142.0)	(140.4)
Net deferred tax liabilities	$(80.2)	$(42.2)

The Company had $38.6 million and $206.5 million of domestic federal net operating loss (“NOL”) carryforwards at December 31, 2023 and 2022, respectively. The Company had domestic state NOL carryforwards of $112.4 million and $173.2 million at December 31, 2023 and 2022, respectively. These carryforwards have various expiration dates from 2033 to no expiration date.

Under the separate return method, Argos North America Corporation generated additional hypothetical net operating losses as a result of allocation of expenses related to certain affiliate corporate functions that were not historically recorded at the Argos North America Corporation level. Concurrent with the closing of the Summit Transaction on January 12, 2024, the Company will no longer present such hypothetical net operating losses and the net operating losses presented will be consistent with the as-filed actual income tax returns of the Company.

Tax uncertainties

A reconciliation of the changes in the gross amount of unrecognized tax benefits is as follows:

	For the years ended December 31,
(In millions)	2023	2022	2021
Balance at beginning of period	$1.4	$1.5	$2.8
Increase related to current period tax positions	0.1	0.1	0.1
Decrease related to settlements with taxing authorities	(0.1)	-	(1.1)
Decreases from lapse in statutes of limitations	(0.3)	(0.2)	(0.3)
Balance at end of period	$1.1	$1.4	$1.5

As of December 31, 2023, the Company had $1.1 million of unrecognized tax benefits, none of which would favorably impact the Company’s future tax rates in the event that the tax benefits are eventually recognized.

Argos North America Corp.

Notes to consolidated and combined financial statements

The Company recognizes interest accrued related to unrecognized tax benefits in Interest expense, net and penalties in Other income, net. The Company did not recognize interest and penalties for the years ended December 31, 2023 and December 31, 2022. The Company recognized interest and penalties benefit of $0.7 million for the year ended December 31, 2021.

The Company’s tax years subject to federal examinations are 2010 through 2023 and 2016 through 2023 for state examinations.

Note 15. Related party

Affiliates of the Company include Cementos Argos and Summa Servicios Corporativos Integrales S.A.S. (“Summa”). Both affiliates provide general corporate functional services to the Company such as human resources, finance and accounting, information technology, research and development, marketing, legal, and technical innovation. Services provided by Summa are contracted by Cementos Argos and services are billed directly to the Company. The Company also has long-term supply agreement with Zona Franca Argos S.A.S, a related party of Cementos Argos, for additional cement, aggregates, raw materials, fuel and power, and other material resources necessary for manufacturing purposes.

The consolidated and combined financial statements include all revenues and costs directly attributable to the Company and an allocation of general corporate expenses from affiliates.

There were no revenues from Cementos Argos during the years ended December 31, 2023, 2022 and 2021.

Total expenses related to the services provided by Cementos Argos for the years ended December 31, 2023, 2022, and 2021 were $22.0 million, $40.0 million, and $19.6 million, respectively. Expenses incurred for the services provided by Summa for the years ended December 31, 2023, 2022, and 2021 were $4.2 million, $2.3 million, and $1.9 million, respectively. Expenses to affiliates are recorded in Cost of goods sold and Selling, general and administrative expenses on the consolidated and combined statements of operations.

Certain expenses have been allocated to the Company based on direct usage or benefit where specifically identifiable, with the remainder allocated primarily pro rata based on an applicable measure of revenues, user surveys, or other relevant measures. Management of the Company considers these allocations to be a reasonable reflection of the utilization of services or the benefit received. During the three months ended September 30, 2022, the Company entered into two trademark and intellectual property license agreements with Cementos Argos to grant the Company certain exclusive intellectual property licenses to certain patents, trademarks, and know-how, the 2019-2021 Pre-IPO Trademark/IP License Agreement that retroactively governed the years ended December 31, 2021, 2020, and 2019, and the 2022 Pre-IPO Trademark/IP License Agreement that governs the period from January 1, 2022 until the completion of the potential equity Offering (collectively, the “Pre-IPO Trademark/IP License Agreements”). During the three months ended September 30, 2022, the Company also entered into two technical services agreements with Cementos Argos for the provision of certain support services to the Company including production support, administrative, logistic, planning, treasury, marketing, audit, legal, financial, technology, human resources, and environmental services, the 2019-2021 Pre-IPO Technical Services Agreement that retroactively governed the years ended December 31, 2021, 2020, and 2019 and the 2022 Pre-IPO Technical Services Agreement that governs the period from January 1, 2022 until the completion of the potential equity Offering (collectively, the “Pre-IPO Technical Services Agreements”).

Corporate allocations for the years ended December 2023, 2022, and 2021 were $22.0 million, $32.6 million, and $15.1 million, respectively, and are recorded in Selling, general and administrative expenses. Included within these corporate allocations are expenses related to the executed Pre-IPO Technical Services Agreements of $2.0 million for the year ended December 31, 2023, and expenses related to the executed Pre-IPO Trademark/IP License Agreements of $20.0 million for the year ended December 31, 2023. As a result of the executed Pre-IPO Trademark/IP License Agreements, the amounts due to Cementos Argos were prescribed by the terms included in the Pre-IPO Trademark/IP License Agreements; therefore, the amounts recorded for the year ended December 31, 2022 include incremental royalty fees of $13.5 million billed by Cementos Argos during the period, reflecting an increase from the royalty fee estimates that were historically allocated on the consolidated and combined financial statements for the years ended December 31, 2021, 2020, and 2019 and the six months ended June 30, 2022.

Argos North America Corp.

Notes to consolidated and combined financial statements

The consolidated and combined financial statements include assets and liabilities specifically identifiable and attributable to the Company including certain assets and liabilities that are held by affiliates. All intercompany transactions and balances within the Company have been eliminated. Transactions between the Company and affiliates have been included in these consolidated and combined financial statements. Balances between the Company and affiliates that were not historically settled in cash are included within the consolidated and combined financial statements as Net parent investment for periods prior to the Reorganization and as Additional paid-in capital subsequent to the Reorganization. Net parent investment represents the affiliates’ interest in the recorded assets of the Company and represents the cumulative investment by affiliates in the Company prior to the Reorganization, inclusive of operating results. Upon execution of the Pre-IPO Trademark/IP License Agreements and Pre-IPO Technical Services Agreements, amounts payable under such agreements, which were historically presented as Net parent investment or Additional paid-in capital, are now presented as Payables due to affiliates as of December 31, 2023 and 2022, reflecting the Company’s obligation to cash settle the related amounts with Cementos Argos per the agreements. For discussion on related-party debt, refer to Note 11. Debt. Concurrent with the closing of the Summit Transaction on January 12, 2024, agreements related to the potential Equity Offering were terminated.

Receivables and payables between the Company and Cementos Argos have been presented on the consolidated and combined financial statements as Receivables due from affiliates and Payables due to affiliates, respectively. There were no receivables or payables between the Company and Summa as of December 31, 2023 and 2022.

The net effect of expenses and cash settlement of the Pre-IPO Trademark/IP License Agreements and Pre-IPO Technical Services Agreements related to the year ended December 31, 2023 is reflected on the consolidated and combined statements of cash flows for the year ended December 31, 2023 as an operating activity. The amounts due under the Pre-IPO Trademark/IP License Agreements and the Pre-IPO Technical Services Agreements that are now required to be cash settled in future periods, which were previously reflected as Net parent investment or Additional paid-in capital on the consolidated and combined balance sheets and as financing activities on the consolidated and combined statements of cash flows, are currently presented as Payables due to affiliates on the consolidated balance sheets and as non-cash operating activities on the consolidated and combined statements of cash flows. The settlement of the remaining intercompany transactions inclusive of those related to the supply agreements, is also reflected on the consolidated and combined statements of cash flows as operating activity and on the consolidated balance sheets as Payables due to affiliates and Receivables due from affiliates.

Note 16. Segments

The business is organized into two reportable segments: cement and ready-mix concrete. The cement segment offers bulk and packaged cement products, including a variety of Portland cements, blended cements and masonry cements, as well as supplementary cementitious materials like slag cement and fly ash. The ready-mix concrete segment produces standard concrete mixes, in addition to specialty mixes and custom concrete mixes for a variety of projects, including commercial, residential, and civil/highways projects.

The Company determines its operating segments based on the discrete financial information that is regularly evaluated by its CODM, the Company’s Chief Executive Officer, in deciding how to allocate resources and in assessing performance. The CODM evaluates the performance of the Company’s segments and allocates resources to them based on the profitability metric referred to as “Segment Adjusted EBITDA”, which is defined as Net income, excluding depreciation, depletion, and amortization, interest expense, net, and income tax expense (“EBITDA”), further adjusted to exclude EBITDA directly related to the 2022 Disposal and the 2021 Disposal, the gain on the 2022 Disposal and the 2021 Disposal, and certain other items, such as legal settlements and related legal fees, litigation and insurance recoveries, and transaction costs related to the Summit Transaction and the potential equity Offering as further described below. Although Segment Adjusted EBITDA is not a measure of financial performance as defined by U.S. GAAP, the Company considers Segment Adjusted EBITDA to be the key financial metric utilized by the CODM to measure operating performance. Segment Adjusted EBITDA should not be considered as an alternative to Income before income taxes as determined in accordance with U.S. GAAP. The accounting policies applicable to each segment are consistent with those used on the consolidated and combined financial statements.

The Company does not allocate assets to the reportable segments for the CODM’s review. Consequently, the Company does not disclose total assets by reportable segments.

Argos North America Corp.

Notes to consolidated and combined financial statements

Unallocated corporate expenses include human resources, finance and accounting, research and development, marketing, legal, and technical innovation services that are not allocated to reportable segments and are excluded from the Segment Adjusted EBITDA. Eliminations include transactions to account for intercompany activity.

The Company’s operations are conducted in the United States and its customers mainly consist of commercial and residential builders, resellers, paving companies, and engineers. No individual customer represents more than 10% of the Company’s revenues.

The table below includes Revenues and Segment Adjusted EBITDA, as well as the reconciliations to the closest comparable U.S. GAAP metric, for the periods indicated:

	For the years ended December 31,
(In millions)	2023	2022	2021
Revenues:
Ready-mix concrete	$831.4	$798.5	$797.9
Cement	877.2	766.9	648.8
Revenues	$1,708.6	$1,565.4	$1,446.7

Segment Adjusted EBITDA:
Ready-mix concrete	$64.2	$27.5	$36.4
Cement	308.3	217.0	234.9
Total Segment Adjusted EBITDA	$372.5	$244.5	$271.3
Reconciling items:
Corporate / eliminations	(44.9)	(41.5)	(50.3)
Depreciation, depletion and amortization	(104.6)	(105.2)	(119.5)
Interest expense, net	(33.2)	(33.6)	(36.3)
EBITDA of 2022 Disposal and 2021 Disposal (1)	-	2.4	9.5
Gain on sale of 2022 Disposal and 2021 Disposal	-	22.0	49.1
Legal settlement and related legal fees (2)	(0.5)	(0.7)	(1.9)
Litigation and insurance recoveries (3)	1.3	2.1	-
Transaction costs (4)	(18.5)	(11.3)	-
Income before income taxes	$172.1	$78.7	$121.9

(1) The Company completed the sale of certain ready-mix concrete operations in April 2022. The 2022 Disposal contributed EBITDA of $2.4 million and $8.1 million for the years ended December 31, 2022 and 2021, respectively. The 2021 Disposal contributed EBITDA of $1.4 million for the year ended December 31, 2021. Refer to Note 2. Summary of significant accounting policies for additional information.

(2) The Company incurred legal fees related to a settlement between Argos USA LLC, and the DOJ with respect to antitrust violations relating to the sale of the ready-mix concrete in the greater Savannah, Georgia area by a small number of employees who joined the Company in October 2011 through an asset acquisition and were subsequently terminated. The legal fees were recorded in Selling, general and administrative expenses. Refer to Note 12. Commitments and contingencies for additional information.

(3) Litigation and insurance recoveries include net insurance proceeds for the year ended December 31, 2022 from a Hurricane Harvey litigation claim that affected our Houston, Texas cement terminal and net insurance proceeds for the year ended December 31, 2023 from an equipment outage at the Company’s Newberry, Florida cement plant.

(4) Reflects transaction costs associated with the Summit Transaction and the potential equity Offering, including accounting and other professional services fees, special bonus to employees, and certain other transaction costs which are not related to continuing operations. In connection with the Summit Transaction, the Company has expensed $14.7 million for the year ended December 31, 2023. In connection with the potential equity Offering, the Company has expensed $3.8 million and $11.3 million of transaction costs for the years ended December 31, 2023 and 2022, respectively.

Argos North America Corp.

Notes to consolidated and combined financial statements

Note 17. Supplemental cash flow information

Supplemental cash flow information for the years ended December 31, 2023, 2022, and 2021 is as follows:

	For the years ended December 31,
(In millions)	2023	2022	2021
Cash payments:
Interest	$42.6	$27.1	$35.9
Income taxes	4.4	1.5	4.7
Operating lease liabilities	10.6	15.0	15.0
Finance lease liabilities	4.9	5.4	6.1
Non-cash operating activities:
Right-of-use assets obtained in exchange for new operating lease liabilities	1.4	0.6	4.0
Amounts due to Cementos Argos related to the Pre-IPO Trademark/IP License Agreements and Pre-IPO Technical Services Agreements	-	54.3	-
Pension and postretirement liabilities	0.1	1.1	3.2
Non-cash investing activities:
Transfers of inventory to property, plant and equipment	2.3	0.2	0.8
Non-cash financing activities:
Right-of-use assets obtained in exchange for new finance lease liabilities	1.9	4.1	1.9

Note 18. Accumulated other comprehensive income (loss)

The components of the changes in Accumulated other comprehensive income (loss) are as follows:

	For the years ended December 31,
(In millions)	2023	2022	2021
Accumulated other comprehensive income (loss) at beginning of period	$8.2	$(6.5)	$(17.9)
Other comprehensive earnings before reclassifications	2.9	15.5	13.1
Amounts reclassified from accumulated other comprehensive income (loss), net of tax:
Cash flow hedge	(8.1)	(1.1)	(1.7)
Pension and post-retirement	0.4	0.3	-
Total other comprehensive (loss) income	(4.8)	14.7	11.4
Accumulated other comprehensive income (loss) at end of period	$3.4	$8.2	$(6.5)

Note 19. Net parent investment and additional paid in capital

Net transfers (to) from Parent are included within Additional paid-in capital on the consolidated balance sheets. Net parent investment on the consolidated and combined statements of equity represents Cementos Argos’ historical investment in the Company for the periods prior to the Reorganization, the net effect of transactions with, and allocations from, the Company and Cementos Argos’ accumulated earnings.

Argos North America Corp.

Notes to consolidated and combined financial statements

The reconciliation of the Transfers from Parent, net in financing activities within the consolidated and combined statements of cash flows to the Net transfers to Parent in the consolidated and combined statements of equity is as follows:

	For the years ended December 31,
(In millions)	2023	2022	2021
Total Transfers from Parent, net in financing activities within the consolidated and combined statements of cash flows	$-	$19.2	$12.0
Payables to affiliates	-	(2.4)	(2.6)
Cash flow hedge	-	(1.1)	1.7
Amounts due to Cementos Argos related to the Pre-IPO Trademark/IP License Agreements and Pre-IPO Technical Services Agreements	-	(54.3)	-
Non-cash adjustments	-	0.2	(0.2)
Net transfers (to) from Parent as reflected on the consolidated and combined statements of equity	$-	$(38.4)	$10.9

Note 20. Subsequent events

The Company has evaluated subsequent events through February 29, 2024. Based upon this review, other than as described in these consolidated and combined financial statements, the Company did not identify any other subsequent events that would have required adjustment or disclosure of unrecognized subsequent events.